Ex. T3A.17
CERTIFICATE OF INCORPORATION

PIZZERIA UNO OF FOREST HILLS, INC.

Under Section 402 of the Business Corporation Law.

The undersigned, for the purpose of forming a corporation pursuant to Section 402 of the Business Corporation Law of the State of New York, does hereby certify and set forth:
FIRST:  The name of the corporation is PIZZERIA UNO OF FOREST HILLS, INC.
SECOND:  The purposes for which the corporation is formed are:
To engage in any lawful act or activity for which corporations may be organized under the business corporation law, provided that the corporation is not formed to engage in any act or activity which requires the act or approval of any state official, department, board, agency or other body without such approval or consent first being obtained.

To produce, treat, purchase, and otherwise acquire, cook, bake, and otherwise prepare, package, and to exchange, distribute, sell and otherwise dispose of, handle, market, store, import, export, deal and trade in food and food products of every kind, and confections, extracts, syrups, coffee, tea, cocoa, wines, liquors, ale, beer, sodas and other drinks and beverages of every kind and description, ice cubes, crushed and block ice, cigars, cigarettes, tobacco and smoking supplies.

To conduct the business of restaurateurs, caterers, inn keepers, tobacconists, bakers, butchers, cooks, concessionaires, purveyors, suppliers, preparers, servers, and dispensers of food and drink; and to engage in all activities, render all services, and to buy, sell, use, handle, and deal in all fixtures, machinery, apparatus, equipment, accessories, tools, materials, products and merchandise incidental or related thereto, or of use therein.

To erect, construct, establish, purchase, lease and otherwise acquire, and to hold, use, equip, outfit, franchise the operation of, supply, service, maintain, operate, sell and otherwise dispose of restaurants, inns, taverns, cafeterias, grills, automats, buffets, diners, delicatessens, lunch rooms, coffee shops, luncheonettes, ice cream parlors, milk bars, candy stores, soda fountains, bakeries, kitchens, bars, cocktail lounges, banquet halls, catering establishments, concessions and other eating and drinking places and establishments of every kind and description.

To acquire by purchase, subscription, underwriting or otherwise, and to own, hold for investment, or otherwise, and to use, sell, assign, transfer, mortgage, pledge, exchange or otherwise dispose of real and personal property of every sort and description and wheresoever situated, including shares of stock, bonds, debentures, notes, scrip, securities, evidences of indebtedness, contracts or obligations of any corporation or association, whether domestic or foreign, or of any firm or individual or of the United States or any state, territory or dependency of the United States or any foreign country, or any municipality or local authority within or without the United States, and also to issue in exchange therefor, stocks, bonds or other securities or evidences of indebtedness of this corporation and, while the owner or holder of any such property, to receive, collect and dispose of the interest, dividends and income on or from such property and to possess and exercise in respect thereto all of the rights, powers and privileges of ownership, including all voting powers thereon.

To construct, build, purchase, lease or otherwise acquire, equip, hold, own, improve, develop, manage, maintain, control, operate, lease, mortgage, create liens upon, sell, convey or otherwise dispose of and turn to account, any and all plants, machinery, works, implements and things or property, real and personal, of every kind and description, incidental to, connected with, or suitable, necessary or convenient for any of the purposes enumerated herein, including all or any part or parts of the properties, assets, business and good will of any persons, firms, associations or corporations.

The powers, rights and privileges provided in this certificate are not to be deemed to be in limitation of similar, other or additional powers, rights and privileges granted or permitted to a corporation by the Business Corporation Law, it being intended that this corporation shall have all the rights, powers and privileges granted or permitted to a corporation by such statute.

THIRD:  The office of the corporation is to be located in the City of New York, County of Queens, State of New York.
FOURTH:  The aggregate number of shares which the corporation shall have the authority to issue is Two Hundred (200), all of which shall be without par value.

FIFTH:  The Secretary of State is designated as the agent of the corporation upon whom process against it may be served.  The post office address to which the Secretary of State shall mail a copy of any process against the corporation served on him is:
Gubman, Sitomer, Goldfaden &

Edlitz, Esqs.

230 Park Avenue

New York, New York 10017

IN WITNESS HEREOF, this certificate has been subscribed to this 5th day of July, 1984 by the undersigned who affirms that the statements made herein are true under penalties of perjury.

/s/ Gerald Weinberg

GERALD WEINBERG
90 State Street
Albany, New York